THE INTERPUBLIC GROUP OF COMPANIES, INC. 2006 PERFORMANCE INCENTIVE PLAN

RESTRICTED STOCK UNIT AWARD AGREEMENT

THE INTERPUBLIC GROUP OF COMPANIES, INC., a Delaware corporation (the “Company”), hereby grants to the Participant named below Restricted Stock Units (“RSUs”). Payment of RSUs is made in cash, based on the value of the corresponding number of shares of the Company’s common stock (the “Shares”). The terms and conditions of this Award of RSUs (the “Award”) are set forth in this Award Agreement (the “Agreement”), and in The Interpublic Group of Companies, Inc. 2006 Performance Incentive Plan (the “Plan”).

Date of Award	[Date]	Participant’s Name	[First Name][Last Name]
Number of RSUs	[Amount]
Vesting of RSUs	[Vesting Schedule]

The terms of the Plan are incorporated herein by reference. All capitalized terms that are not defined in this Agreement have the meanings set forth in the Plan. In case of any conflict between this Agreement and the Plan, the terms of the Plan shall control.

THE INTERPUBLIC GROUP OF COMPANIES, INC.

Jeffrey K. Mook

Senior Vice President, Compensation and Benefits

I have read this Agreement and the Plan, and I understand and agree to their terms and conditions.

____________________________________

Participant’s Signature

Please return a signed copy of this Agreement to IPG’s Human Resources Department no later than [date].

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The Interpublic Group of Companies, Inc.

THE INTERPUBLIC GROUP OF COMPANIES, INC. 2006 PERFORMANCE INCENTIVE PLAN

RESTRICTED STOCK AGREEMENT

The following terms and conditions supplement the terms of the Plan:

Payment of RSUs

Payment of RSUs shall be made in cash pursuant to this Award no later than March 15th of the first calendar year after the calendar year in which the Vesting Date set forth in the cover page occurs. The amount of the payment shall equal the fair market value on the payment date of one Share multiplied by the number of the Participant’s RSUs. For purposes of the preceding sentence, the fair market value of one Share shall be the closing price of a Share on the last trading day immediately preceding the payment date.

Dividends	This Award confers no rights on the Participant as a shareholder of the Company. Accordingly, the Participant is not entitled to any dividends with respect to RSUs.
Withholding

As set forth in the Plan, the Company may be required to withhold income and employment taxes with respect to this Award. In any event, the Participant remains responsible at all times for paying any income and employment taxes with respect to this Award. The Company is not responsible for any liability or penalty relating to taxes (including excise taxes) on compensation (including imputed compensation) or other income attributed to the Participant (or a Beneficiary) pursuant to this Agreement, whether as a result of the Participant failing to make timely payments of tax or otherwise.

Adjustments

If a Corporate Transaction has occurred that affects the Common Stock, an anti-dilution adjustment would automatically be completed to preserve, or to prevent enlargement of, the benefits or potential benefits available under this Award, in such manner as to adjust the number of RSUs and/or the number and kind of shares that correspond to the RSUs.

Interpretation and Construction

This Agreement and the Plan shall be construed and interpreted by the Committee, in its sole discretion. Any interpretation or other determination by the Committee (including, but not limited to, correction of any defect or omission and reconciliation of any inconsistency in this Agreement or the Plan) shall be binding and conclusive.

Entire Understanding

This Agreement and the terms of the Plan constitute the entire understanding between the Participant and the Company and its Affiliates regarding this Award. Any prior agreements, commitments, or negotiations concerning this Award are superseded.

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